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                                                                EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the captions "Experts" and "Change in Accountants" and to the use of our report dated January 28, 1998, except for Note 14, as to which the date is May 26, 1998, included in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-61043) and related Prospectus of Steel Heddle Mfg. Co. for the registration of $100 million in Series B 10 5/8% Senior Subordinated Notes due 2008.


                                                /s/ Ernst & Young LLP


Greenville, S.C.
October 14, 1998